Exhibit 4.1

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE

Dated as of December 11, 2019

Supplementing that Certain

INDENTURE

Dated as of April 23, 2015

Among

ENERSYS,

THE GUARANTORS NAMED HEREIN

and

MUFG UNION BANK, N.A.,

as Trustee

4.375% Senior Notes due 2027

TABLE OF CONTENTS

		Page
ARTICLE I

Issuance of Securities

Section 1.1.	Issuance of Notes; Principal Amount; Maturity; Title	2
Section 1.2.	Interest	3
Section 1.3.	No Sinking Fund	3
Section 1.4.	Relationship with Base Indenture	3

ARTICLE II

Definitions and Other Provisions of General Application

Section 2.1.	Definitions	4

ARTICLE III

Security Forms

Section 3.1.	Form Generally	16
Section 3.2.	Form of Note	17
Section 3.3.	Transfer and Exchange of Global Securities	28

ARTICLE IV

Remedies

Section 4.1.	Events of Default	29
Section 4.2.	Waiver of Past Defaults	31

ARTICLE V

Redemption of Securities

Section 5.1.	Optional Redemption	31
Section 5.2.	Base Indenture	32

ARTICLE VI

Particular Covenants

Section 6.1.	Limitations on Liens	32
Section 6.2.	Repurchase at the Option of Holders of Notes	34
Section 6.3.	Limitations on Sale and Leaseback Transactions	36
Section 6.4.	SEC Reports	36

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ARTICLE VII

Supplemental Indentures

Section 7.1.	Supplemental Indentures without Consent of Holders of Notes	37
Section 7.2.	Supplemental Indentures with Consent of Holders of Notes	39

ARTICLE VIII

Miscellaneous

Section 8.1.	Additional Guarantors Agreement to be Bound	40
Section 8.2.	Execution as Supplemental Indenture	40
Section 8.3.	Not Responsible for Recitals or Issuance of Notes	40
Section 8.4.	Separability Clause	40
Section 8.5.	Successors and Assigns	41
Section 8.6.	Execution and Counterparts	41
Section 8.7.	Governing Law	41

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This Fourth Supplemental Indenture, dated as of December 11, 2019 (the “Fourth Supplemental Indenture”), among EnerSys, a Delaware corporation (herein called the “Company”), the Guarantors party hereto (the “Guarantors”) and MUFG Union Bank, N.A., as Trustee under the Base Indenture (as defined herein) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of April 23, 2015, among the Company, the Guarantors named therein and the Trustee (the “Base Indenture” and subject to Section 1.4 hereof, together with this Fourth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company and certain of the Guarantors party hereto (the “Existing Guarantors”) previously executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s senior unsecured debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture, and the guarantees thereof (the “Guarantees”) by the Existing Guarantors.

In accordance with Article IX of the Base Indenture and Section 8.1 hereof, each of EnerSys Advanced Systems, Inc. and Alpha Technologies Services, Inc. (together, the “Additional Guarantors”), by virtue of its execution of this Fourth Supplemental Indenture, shall become a Guarantor under the Base Indenture and be bound by all the provisions thereof as fully as if such Additional Guarantor were one of the original parties thereto, and for the avoidance of doubt, (i) all references herein to the “Guarantors” shall be deemed to include both the Existing Guarantors and the Additional Guarantors and (ii) all references herein to the “Guarantees” shall be deemed to include the Guarantees given by both the Existing Guarantors and the Additional Guarantors.

Section 901 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances.

The Company desires to create a series of Securities designated as its “4.375% Senior Notes due 2027” pursuant to the terms of this Fourth Supplemental Indenture.

The Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture and the Notes (as defined herein) to be issued from time to time, as provided for in the Indenture.

Each Guarantor has duly authorized its Guarantee of the Notes and to provide therefor each Guarantor has duly authorized the execution and delivery of this Fourth Supplemental Indenture.

All things necessary have been done to make this Fourth Supplemental Indenture a valid and legally binding agreement of the Company in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company.

All things necessary have been done to make the Guarantees, upon execution and delivery of this Fourth Supplemental Indenture, the valid and legally binding obligations of each Guarantor and to make this Fourth Supplemental Indenture a valid and legally binding agreement of each Guarantor, in accordance with its terms.

ARTICLE I

Issuance of Securities

Section 1.1. Issuance of Notes; Principal Amount; Maturity; Title.

(1) On December 11, 2019, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes (as defined herein) substantially in the form set forth in Section 3.2 hereof, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Fourth Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Responsible Officer executing such Notes, as evidenced by the execution of such Notes.

(2) The Initial Notes to be issued pursuant to the Indenture shall be issued in the aggregate principal amount of $300,000,000 and shall mature on December 15, 2027 (the “Stated Maturity”), unless the Notes are redeemed prior to that date as described in Section 5.1 hereof. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $300,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The Company may without the consent of the Holders, issue additional Notes hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP numbers as the Initial Notes, but such additional Notes may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date (the “Additional Notes”); provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes may not have the same CUSIP or ISIN number as the Initial Notes; provided further that such Additional Notes issued pursuant to Regulation S under the Securities Act may initially be issued under a temporary CUSIP during the applicable Restricted Period.

(3) The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(4) Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Securities designated as the “4.375% Senior Notes due 2027” of the Company (as amended or supplemented from time to time, that are issued under the Indenture, including both the Initial Notes and the Additional Notes, if any, the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

Section 1.2. Interest.

(1) Interest on a Note will accrue at the per annum rate of 4.375%, from and including the date specified on the face of such Note to, but excluding, the date on which the principal thereof is paid, deemed paid or made available for payment and, in each case, will be paid on the basis of a 360-day year comprised of twelve 30-day months.

(2) The Company shall pay interest on the Notes semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing June 15, 2020.

(3) Interest shall be paid on each Interest Payment Date to the registered Holders of the Notes after the close of business on the Regular Record Date (as defined herein).

(4) Amounts due on the Stated Maturity or earlier Redemption Date of the Notes will be payable at the Corporate Trust Office. The Company shall make payments of principal, premium, if any, and interest or the Change of Control Payment (as defined herein) in connection with a Change of Control Triggering Event (as defined herein) in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes.

(5) If any Interest Payment Date, Stated Maturity or earlier Redemption Date or Change of Control Payment Date (as defined herein) falls on a day that is not a Business Day in the City of New York or in the Place of Payment, the Company shall make the required payment of principal, premium, if any, and/or interest or Change of Control Payment in connection with a Change of Control Triggering Event on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or earlier Redemption Date or Change of Control Payment Date, as the case may be, to such next succeeding Business Day.

Section 1.3. No Sinking Fund; Open Market Purchases.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. For the avoidance of doubt, the Company may be required to offer to purchase Notes as described under Section 6.2 hereof. The Company may at any time, and from time to time, purchase Notes in the open market or otherwise.

Section 1.4. Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture will govern and be controlling.

ARTICLE II

Definitions and Other Provisions of General Application

Section 2.1. Definitions.

For all purposes of this Fourth Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this Fourth Supplemental Indenture otherwise requires):

(1) any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Fourth Supplemental Indenture;

(2) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3) “including” means including without limitation;

(4) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this Fourth Supplemental Indenture otherwise requires) for all purposes of this Fourth Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.1. All other terms used in this Fourth Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Fourth Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force as of the date of this Fourth Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this Fourth Supplemental Indenture shall have the meaning assigned to such term in this Fourth Supplemental Indenture.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Notes” has the meaning specified in Section 1.1(2) hereof.

“Applicable Procedures” means, with respect to a Depositary, as to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Attributable Indebtedness” means, with regard to a sale and leaseback arrangement of a Principal Property that is a Capitalized Lease, the amount thereof accounted for as a liability in accordance with GAAP.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state or foreign law for the relief of debtors.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies during the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event”) if either Rating Agency shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Capitalized Lease” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all shares of the capital stock of the Company entitled to vote generally in elections of directors; or (4) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act), or any “person” (as that term is used in Section 13(d) of the Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other “person” (as that term is used in Section 13(d) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as that term is used in Section 13(d) of the Exchange Act) immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of Control Offer” has the meaning specified in Section 6.2(1) hereof.

“Change of Control Payment” has the meaning specified in Section 6.2(1) hereof.

“Change of Control Payment Date” has the meaning specified in Section 6.2(2) hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Bank as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Bank obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or, if only one such Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)	increased (without duplication) by the following:

(i)

provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)

(w) consolidated interest expense of such Person for such period, (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	consolidated depreciation and amortization expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)

any fees, expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of any Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges related to the incurrence of the Indebtedness and any other credit facilities or the offering of debt securities and (B) any amendment or other modification of the credit facilities or other Indebtedness or the offering of debt securities (in each case, whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)

the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including costs related to the closure and/or consolidation of facilities and to exiting lines of business; plus

(vi)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period; plus

(vii)

pro forma adjustments in respect of cost savings, operating expense reductions and cost synergies projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 12 months after the date any such transaction is consummated (which cost savings, synergies or operating efficiencies shall be determined by the Company in good faith and shall be calculated on a Pro Forma Basis as though such cost savings, synergies or operating efficiencies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that, the Company shall have determined in good faith that such cost savings or synergies are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions; plus

(viii)	non-cash expenses incurred in connection with stock options, stock appreciation rights or similar equity right; plus

(ix)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(x)

to the extent not already included in Consolidated Net Income, proceeds of business interruption insurance (to the extent actually received and net of expenses incurred to obtain such proceeds, unless otherwise deducted in determining Consolidated Net Income); plus

(xi)	any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xii)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Subsidiaries; plus

(xiii)	net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(b)	decreased (without duplication) by the following:

(i)

non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)	realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Subsidiaries; plus

(iii)

any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; plus

(iv)

any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(v)	the amount of any minority interest income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(vi)	cash payments made during such period in respect of non-cash items added back to Consolidated EBITDA pursuant to clause (a)(vi) above in a prior period; and

(c)	increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring during such period but prior to such acquisition). For purposes of determining the Secured Leverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring during such period but prior to such sale, transfer or disposition).

Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustments to Consolidated EBITDA, and any adjustments to Consolidated EBITDA shall be without duplication of any adjustments to Consolidated Net Income.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income, without duplication:

(1)

any net income (loss) of any Person if such Person is not a Subsidiary will be included in such Consolidated Net Income only to the extent of the payment of dividends or disbursements by such Person during such period;

(2)	any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations of the Company or any Subsidiary;

(3)

any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the Board of Directors of the Company);

(4)

(i) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or (ii) any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(5)	the cumulative effect of a change in accounting principles;

(6)

any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)

any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(9)

any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)

any acquisition accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)	any impairment charge, write-down or write-off relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities;

(12)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(13)

any non-cash items in respect of (x) pension and other post retirement obligations, (y) environmental obligations and (z) litigation or other disputes in respect of events and exposures will be excluded from Consolidated Net Income; and

(14)

any cash payments in respect of (x) pension and other post retirement obligations, (y) environmental obligations and (z) litigation or other disputes to the extent not already reducing Consolidated Net Income in accordance with GAAP, and in each case of clauses (x) through (z), excluding any payments in respect of charges taken on or prior to the date of this Indenture.

In addition, to the extent not already excluded from the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed in such period by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed in such period, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Credit Agreement” means the credit agreement entered into as of August 4, 2017 among the Company, the subsidiary guarantors party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, as amended, or any replacement, renewal, extension, refinancing or other substitution thereof.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business, as applicable, all as determined on a consolidated basis for such Sold Entity or Business, as applicable.

“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“DTC” means The Depository Trust Company, a New York corporation.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning specified in Section 4.1 hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect on April 23, 2015.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Contract.

“Indebtedness” of any Person means, without duplication, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments and (iii) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness.

“Initial Notes” means Notes in an aggregate principal amount of $300,000,000 initially issued under this Fourth Supplemental Indenture in accordance with Section 1.1(2) hereof.

“Independent Investment Bank” means an independent investment banking institution of national standing appointed by the Company, which may be one of the Reference Treasury Dealers.

“Interest Payment Date” has the meaning specified in Section 1.2(2) hereof.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt for borrowed money in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid back, repaid, returned, distributed or otherwise received in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means December 11, 2019.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest (including conditional sale or other title retention agreements having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Notes” has the meaning specified in Section 1.1(4) hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any office, distribution center, warehouse, office building, operating facility, other parcel of real property or equipment (including related land and improvements thereon and fixtures comprising a part thereof) located within the United States of America owned or hereafter acquired by the Company or any of its Subsidiaries, having a book value in excess of 1.5% of Consolidated Net Tangible Assets at the time of determination thereof, in each case other than any such property or any portion of thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Pro Forma Basis” and “Pro Forma Effect” means whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Company are available (as determined in good faith by the Company).

(a)

For purposes of calculating the Secured Leverage Ratio, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment, then the Secured Leverage Ratio shall be calculated to give pro forma effect thereto.

(b)

Whenever pro forma effect is to be given to Consolidated EBITDA with respect to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, operating initiatives, operating changes and synergies projected by the Company in good faith to be realizable as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, operating changes and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and synergies were realized during the entirety of such period), subject to the limitations set forth in and consistent with the definition of “Consolidated EBITDA.”

(c)

In the event that the Company or any Subsidiary incurs (including by assumption or Guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or subsequent to the end of the applicable Test Period and (ii) prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, as amended, selected by the Company (as certified by a Company Resolution) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in New York City that the Company selects. The Company has selected J.P. Morgan Securities LLC and its successors as a Reference Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Bank, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Bank by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date, or, in the case of a satisfaction and discharge, on the third Business Day prior to the date the Company deposits the amount required under the Indenture most nearly equal to the period from the Redemption Date to the maturity date.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the June 1 or December 1, as applicable, immediately preceding the relevant Interest Payment Date (whether or not a Business Day).

“Regulation S Global Note” has the meaning specified in Section 3.1(3) hereof.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes, it means the comparable period of 40 consecutive days.

“S&P” means S&P Global Ratings and its successors.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) the consolidated Indebtedness secured by a Lien as of such date less (ii) unrestricted cash and cash equivalents of the Company and its Subsidiaries to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Pro Forma Basis.”

“Security Registrar” means the Security Registrar for the Notes, which shall initially be MUFG Union Bank, N.A., or any successor entity thereof, subject to replacement as set forth in the Base Indenture.

“Sold Entity or Business” has the meaning ascribed to that term in “Consolidated EBITDA.”

“Specified Transaction” means any Investment, Disposition, or incurrence or repayment of Indebtedness.

“Stated Maturity” has the meaning specified in Section 1.1(2) hereof.

“Subsidiary” of any Person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the Redemption Date to the maturity date of the Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Company on the third Business Day preceding the Redemption Date, or, in the case of a satisfaction and discharge, on the third Business Day prior to the date the Company deposits the amount required under the Indenture most nearly equal to the period from the Redemption Date to the maturity date.

“U.S. Person” means a “U.S. person” as defined in Regulation S under the Securities Act.

ARTICLE III

Security Forms

Section 3.1. Form Generally.

(1) The Notes shall be in substantially the form set forth in Section 3.2 hereof, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Fourth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefore or as may, consistent herewith, be determined by the Responsible Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in fully registered form.

(2) The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Responsible Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(3) Upon their original issuance, the Notes sold pursuant to Rule 144A under the Securities Act shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons.

Notes sold pursuant to Regulation S under the Securities Act initially shall be represented by one or more Global Securities in fully registered, global form without interest coupons (the “Regulation S Global Note”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream.

The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants, including Clearstream and the Euroclear System.

Section 3.2. Form of Note.

[FORM OF FACE OF NOTE]

[THE FOLLOWING LEGENDS SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON

WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY (INCLUDING ANY INTEREST HEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT (A) EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT

PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, AND (B) IF THE HOLDER IS A PLAN, OR USING THE ASSETS OF A PLAN, SUBJECT TO ERISA OR SECTION 4975 OF THE CODE TO HOLD THIS SECURITY (OR ANY INTEREST HEREIN) NEITHER THE ISSUER, THE INITIAL PURCHASERS, OR ANY THEIR RESPECTIVE AFFILIATES HAS ACTED OR WILL ACT IN A FIDUCIARY CAPACITY WITH RESPECT TO THE HOLDER’S INVESTMENT HEREIN.

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.].

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

EnerSys

4.375% SENIOR NOTES DUE 2027

No.	Principal Amount (U.S.)$
CUSIP No.

EnerSys, a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Fourth Supplemental Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                      United States Dollars (U.S.$                    ) (which amount may from time to time be increased or decreased to such other principal amounts by adjustments made on the records of the Security Registrar as set forth in the Schedule attached hereto) on December 15, 2027 and to pay interest thereon, from December 11, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be June 15 and December 15 of each year, commencing June 15, 2020, at the per annum rate of 4.375%, or as such rate may be adjusted pursuant to the terms hereof, per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fourth Supplemental Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the June 1 or December 1 immediately prior to the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Fourth Supplemental Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note and the Change of Control Payment in connection with a Change of Control Triggering Event will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments by wire transfer of immediately available funds to a United States Dollar account maintained in the contiguous United States to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ENERSYS,
as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

MUFG UNION BANK, N.A.
as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “4.375% Senior Notes due 2027” (herein called the “Notes”), issued under a Fourth Supplemental Indenture, dated as of December 11, 2019 (the “Fourth Supplemental Indenture”), to an indenture, dated as of April 23, 2015 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the Fourth Supplemental Indenture, collectively, the “Indenture”), among the Company, the Guarantors and MUFG Union Bank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $300,000,000 in aggregate principal amount, except for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The Fourth Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Optional Redemption. Prior to September 15, 2027 (three months prior to the maturity date of the Notes), the Company may, at its option, at any time and from time to time, redeem all or any portion of the Notes on not less than 15 nor more than 60 days’ prior notice sent by the Company to registered Holders of the Notes to be redeemed at a Redemption Price equal to the greater of: (i) 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date and (2) the sum, as determined by an Independent Investment Bank, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the Redemption Date.

On or after September 15, 2027 (three months prior to the maturity date of the Notes), the Company may, at its option, at any time and from time to time, redeem all or any portion of the Notes on not less than 15 nor more than 60 days’ prior notice sent to registered Holders of the Notes to be redeemed at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

3. Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem all of the Notes, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, pursuant to the provisions of Section 6.2 of the Fourth Supplemental Indenture.

4. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal so declared due and payable, all obligations of the Company in respect of the payment of the principal of and interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default, specifying an Event of Default with respect to the Securities of such series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes of such series, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed herein.

6. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Notes under the Indenture at any time by the Company, the Guarantors and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company and the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8. Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

9. Governing Law. THE INDENTURE, THIS SECURITY AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)

TEN ENT (= tenants by the entireties (Cust))

JT TEN (= joint tenants with right of survivorship and not as tenants in common)

UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this

Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                            , as agent, to transfer this Note on the books of the Company. The agent may substitute another to act for him.

In connection with the assignment of the Notes evidenced by this certificate occurring prior to the date that is one year or six months, as the case may be (as specified in Rule 144(d) under the Securities Act), after the later of the date of original issuance of such Notes, the date of original issuance of any Additional Notes and the last date, if any, on which such Notes were owned by the Company or any affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

1	☐	acquired for the undersigned’s own account, without transfer; or

2	☐	transferred to the Company; or

3	☐	transferred pursuant to and in compliance with Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”); or

4	☐	Transferred pursuant to an effective registration statement under the Securities Act; or

5	☐	transferred pursuant to and in compliance with Regulation S promulgated under the Securities Act; or

6	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to such transfer, furnished the Trustee with a signed letter containing certain representations and agreements relating to the transfer; or

7	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144A promulgated under the Securities Act.

Dated:	Signature:

Signature Guarantee:

(Signature must be guaranteed)	Signature

Signature The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A promulgated under the Securities Act and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	Signature:

[SCHEDULE OF INCREASES AND DECREASES IN NOTE]

EnerSys

4.375% Senior Notes due 2027

The initial aggregate principal amount of this Note is $____________. The following increases or decreases in this Note have been made:

Date	Amount of Decrease in Principal Amount of this Note	Amount of Increase in Principal Amount of this Note	Principal Amount of this Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee (1)

(1)	Insert for Global Securities only

Section 3.3. Transfer and Exchange of Global Securities.

(1) The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in the Indenture and in the Global Security) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Security to another Global Security shall deliver to the Security Registrar a duly completed Assignment Form in the form attached to the Global Security, any applicable certifications or opinions required by the Assignment Form and a written order given in accordance with the Applicable Procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Security. The Security Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

(2) If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred. Prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser of the Notes).

(3) If the Company determines (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that a Note is eligible for resale after the date that is one year (in the case of a Note sold pursuant to Rule 144A under the Securities Act) or 40 days (in the case of a Note sold pursuant to Regulation S under the Securities Act) after the later of the Issue Date, the date of original issuance of any Additional Notes and the last date the Company or any of its affiliates was the owner of such Note or any predecessor of such Note pursuant to Rule 144 under the Securities Act (or a successor provision) without the need for current public information and that the applicable legend in either the first paragraph of Section 3.2 hereof (a “Restricted Legend”) is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, the Company may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note in any authorized denominations of like tenor and aggregate principal amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Trustee, upon (i) receipt of an Authentication Order and the documents required by Section 102 of the Base Indenture and (ii) in the case of Global Securities, compliance by the Company with DTC’s applicable procedures relating to the exchange and/or issuance of such new Note, will comply with such instruction.

ARTICLE IV

Remedies

Section 4.1. Events of Default.

An “Event of Default” means, wherever used herein with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	the Company does not pay interest, including any additional interest and any additional amounts, on any Note within 30 days of its due date;

(2)	the Company does not pay the principal of or any premium on any Note, including any additional amounts, when due and payable, at maturity, upon acceleration or redemption or otherwise;

(3)

the Company or any Guarantor remains in breach of a covenant or warranty in respect of the Base Indenture, this Fourth Supplemental Indenture or any Note (other than a covenant included in the Base Indenture or this Fourth Supplemental Indenture solely for the benefit of debt securities of another series) for 60 days after the Company receives a written notice of default, which notice must be sent by either the Trustee or Holders of at least 25% in principal amount of the Outstanding Securities (a “Notice of Default”);

(4)

a default resulting in acceleration of Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness) of at least $100 million in aggregate principal amount, which acceleration has not been rescinded, annulled or satisfied in full after 30 days’ notice by the holders of a majority in aggregate principal amount of such Indebtedness thereof;

(5)	the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of the Bankruptcy Law:

(A)	commences a voluntary case or proceeding;

(B)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors;

(E)	files a petition in bankruptcy or answer or consent seeking reorganization or relief;

(F)	consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

(G)	takes any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, or adjudicates the Company or any of its Significant Subsidiaries insolvent or bankrupt;

(B)	appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(C)	orders the winding up or liquidation of the Company or any of its Significant Subsidiaries (or any similar relief is granted under any foreign laws),

and the order or decree remains unstayed and in effect for 90 days;

(7)

except as otherwise permitted under the Base Indenture or herein, any Guarantee of a Significant Subsidiary shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary shall deny or disaffirm its obligations under its Guarantee for the Notes; or

(8)

a final judgment for the payment of $100 million or more (excluding any amounts covered by insurance or indemnities or that is bonded) rendered against the Company or any of its Significant Subsidiaries, which judgment is not satisfied, annulled, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished.

The Company’s failure to pay the Change of Control Payment when due in connection with a Change of Control Triggering Event shall also be an Event of Default.

Section 4.2. Waiver of Past Defaults.

Section 512 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 512 in the Base Indenture shall instead be deemed to refer to this Section 4.2.

Subject to Section 502 of the Base Indenture, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes, upon notice to the Company and the Trustee, waive any past Default hereunder with respect to the Notes and its consequences, except a default:

(1) in the payment of the principal of or premium, if any, or interest on any Note or the Change of Control Payment in connection with a Change of Control Triggering Event; or

(2) in respect of a covenant or provision hereof or of the Base Indenture which under Article VII hereof or under Article IX of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Fourth Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE V

Redemption of Securities

Section 5.1. Optional Redemption.

Except as set forth below, the Notes are not redeemable at the option of the Company.

Prior to September 15, 2027 (three months prior to the maturity date of the Notes), the Company may, at its option, at any time and from time to time, redeem all or any portion of the Notes on not less than 15 nor more than 60 days’ prior notice sent by the Company to registered Holders of the Notes to be redeemed at a Redemption Price equal to the greater of:

(1) 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date; and

(2) the sum, as determined by an Independent Investment Bank, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the Redemption Date.

On or after September 15, 2027 (three months prior to the maturity date of the Notes), the Company may, at its option, at any time and from time to time, redeem all or any portion of the Notes on not less than 15 nor more than 60 days’ prior notice sent to registered Holders of the Notes to be redeemed at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. Such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

Section 5.2. Base Indenture.

Any redemption of the Notes under Section 5.1 hereof shall be in accordance with Article XI of the Base Indenture (Redemption of Securities).

ARTICLE VI

Particular Covenants

Section 6.1. Limitations on Liens.

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any of the Company’s properties or assets or on any of the Company’s Subsidiaries’ capital stock, properties or assets, unless the Company secures the Notes equally and ratably with the Indebtedness secured by such Lien for so long as such Indebtedness is so secured. The restrictions do not apply to Indebtedness that is secured by:

(1) Liens securing Indebtedness in an aggregate principal amount not to exceed the greater of (i) $1.225 billion and (ii) the maximum principal amount of Indebtedness that could be incurred such that, after giving effect to such incurrence, the Secured Leverage Ratio would be no greater than 3.0 to 1.0, in each case outstanding at any one time;

(2) Liens existing on the date the Notes are issued and any modifications, replacements, refinancings, restructurings, renewals or extensions thereof (other than Liens securing the Credit Agreement or any extension, renewal, replacement or refunding thereof); provided that any such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms of the original Lien and the amount of new Indebtedness does not exceed the amount of Indebtedness being replaced, refinanced, restructured, extended or renewed (plus fees and expenses, including any premium and defeasance costs));

(3) Liens existing on property (including capital stock) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof and any modifications, replacements, refinancings, restructurings, renewals or extensions thereof; provided that (x) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (y) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(4) Liens in favor of the Company or any Guarantor;

(5) Liens on real property acquired after the date on which the Notes are first issued which secure Indebtedness incurred to acquire such real property or improve such real property, so long as (x) such Indebtedness is incurred on the date of acquisition of such real property or within 180 days of the acquisition of such real property; (y) such Liens secure Indebtedness in an amount no greater than the purchase price or improvement price, as the case may be, of such real property so acquired; and (z) such Liens do not extend to or cover any property of the Company or any Guarantor other than the real property so acquired and improvements thereon;

(6) Liens for taxes, assessments or governmental charges or claims which are (i) not overdue for a period of more than 60 days or, if more than 60 days overdue which are being contested in good faith or (ii) not yet subject to penalties for non-payment;

(7) statutory and common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business;

(8) Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(9) Liens arising in the ordinary course of business securing insurance premiums or reimbursement or indemnity obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Company or any of its Subsidiaries or obligations in respect of letters of credit or bank guarantees that have been posted by the Company or the Guarantors or any Subsidiaries to support the payments of the items set forth in this clause (9);

(10) Liens arising to secure (i) the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in sub-clause (i) of this clause (10);

(11) easements, rights-of-way, land use regulations, covenants, conditions, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects or matters that would be disclosed in an accurate survey affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Company and its Subsidiaries (taken as a whole);

(12) Liens on property or assets of any Subsidiary that is not the Company or a Guarantor securing Indebtedness of such Subsidiary;

(13) Liens securing Hedging Obligations for non-speculative purposes; and

(14) Liens securing judgments for the payment of money not constituting an Event of Default.

In the event that a Lien meets the criteria of more than one of the types of Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Lien in any manner that complies with this definition and such Lien shall be treated as having been made pursuant only to the clause or clauses of above to which such Lien has been classified or reclassified; provided, however, that Liens securing Indebtedness under the Credit Agreement outstanding on the date the Notes are first issued or any extension, renewal, replacement or refunding thereof will be deemed to be incurred on such date in reliance on the exception described in clause (1) above and the Company shall not be permitted to reclassify all or any portion of a Lien incurred pursuant to clause (1) above on the Issue Date.

Section 6.2. Repurchase at the Option of Holders of Notes.

(1) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 5.1 hereof, Holders of the Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”).

(2) Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, the Company shall send a notice to Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent

(the “Change of Control Payment Date”), pursuant to the procedures required by Article XI of the Base Indenture and described in such notice. The repurchase obligation with respect to any notice sent prior to the consummation of the Change of Control shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

(3) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes set forth in this Fourth Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such conflict.

(4) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(A) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer;

(B) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes accepted for payment; and

(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(5) The Paying Agent shall promptly send to each Holder of the Notes accepted for payment the purchase price for the Notes, and the Trustee, upon receipt of an Authentication Order, shall promptly authenticate and send to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(6) The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(7) In the event that Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer as described above) purchases all of such Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of such Notes that remain outstanding following such purchase at a Redemption Price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on such Notes that remain outstanding, to, but excluding, the Redemption Date.

Section 6.3. Limitations on Sale and Leaseback Transactions.

The Company shall not and shall not permit any Subsidiary to enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the Notes are issued or that exist at the time any person that owns a Principal Property becomes a Subsidiary) which has been or is to be sold by the Company or the Subsidiary to such person unless:

(1) the sale and leaseback arrangement involves a lease for a term of not more than three years;

(2) the sale and leaseback arrangement is entered into between the Company and any Subsidiary or between the Company’s Subsidiaries;

(3) the Company or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property, in an amount at least equal to any Attributable Indebtedness, pursuant to Section 6.1 hereof without having to secure equally and ratably the Notes; or

(4) the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by the Company’s Board of Directors in good faith) of the Principal Property and the Company applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Indebtedness associated with the Principal Property, if any, to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Notes and that is not debt owed to the Company or a Subsidiary or (ii) the purchase or development of other property.

Section 6.4. SEC Reports.

(1) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall (i) file with the SEC or (ii) make publicly available to the registered Holders of the Notes, within 15 days after the time period specified in the SEC’s rules and regulations:

•

all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent registered accounting firm; and

•	all current information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that (A) at any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, none of such reports will be required to (i) comply with Section 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (ii) contain the information required by Items

201, 402, 403, 405, 406, 407, 701 or 703 of Regulation S-K, (iii) contain the separate financial information contemplated by Rules 3-10 or 3-16 of Regulation S-X promulgated by the SEC and (iv) provide financial statements in interactive data format using the eXtensible Business Reporting Language and (B) the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act.

(2) In addition, the Company has agreed that it shall make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. For purposes of this Section 6.4, the Company will be deemed to have furnished the reports to the Holders of the Notes as required by this Section 6.4 if the Company has filed such reports with the SEC via the EDGAR filing system or such reports are publicly available.

(3) To the extent any information is not provided within the time periods specified above and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 4.1 hereof if Holders of at least 25% in principal amount of the then total Outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then-Outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

ARTICLE VII

Supplemental Indentures

Section 7.1. Supplemental Indentures without Consent of Holders of Notes.

Section 901 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 901 in the Base Indenture shall instead be deemed to refer to this Section 7.1.

Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, for any of the following purposes:

(1)	curing ambiguities, omissions, mistakes, errors, defects or inconsistencies;

(2)	providing for the assumption by a successor Person of the obligations of the Company under the Base Indenture and this Fourth Supplemental Indenture;

(3)	adding Guarantees or co-issuers with respect to the Notes;

(4)	securing the Notes;

(5)	adding to the covenants of the Company for the benefit of the Holders or surrendering any right or power conferred upon the Company;

(6)	adding additional Events of Default;

(7)	making any change that does not adversely affect the rights of any Holder;

(8)	changing or eliminating any provisions of the Base Indenture and this Fourth Supplemental Indenture so long as there are no Holders entitled to the benefit of the provisions;

(9)	complying with any requirement of the SEC in connection with the qualification, if any, of the Base Indenture and this Fourth Supplemental Indenture under the Trust Indenture Act of 1939, as amended;

(10)	conforming the provisions of the Base Indenture and this Fourth Supplemental Indenture and the Notes to the “Description of notes” section of the Company’s offering memorandum dated December 9, 2019;

(11)

supplementing any of the provisions of the Base Indenture and this Fourth Supplemental Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes so long as any such action shall not adversely affect the interests of any Holder of such Notes or any other series of Securities issued hereunder;

(12)	prohibiting or providing for the authentication and delivery of Additional Notes;

(13)	providing for uncertificated Notes in addition to or in place of certificated Notes subject to applicable laws, or providing for the issuance of Additional Notes;

(14)

establishing the form or terms of Securities issued under the Base Indenture and coupons of any series of Securities pursuant to the Base Indenture and to change the procedures for transferring and exchanging such Securities so long as such change does not adversely affect the Holders of any outstanding Securities, including the Notes (except as required by applicable securities laws);

(15)	making any change to the Base Indenture and this Fourth Supplemental Indenture that does not adversely affect the rights of any Holder of the Notes;

(16)	evidencing the acceptance of appointment by a successor Trustee;

(17)	complying with the merger and consolidation provisions pursuant to the Base Indenture; or

(18)	evidencing the release of any Guarantor pursuant to the terms of the Base Indenture.

Section 7.2. Supplemental Indentures with Consent of Holders of Notes.

Section 902 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 902 in the Base Indenture shall instead be deemed to refer to this Section 7.2.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1) extend the maturity of any payment of principal of or any installment of interest on any Notes;

(2) reduce the principal amount of any Note, or the interest, including additional interest, thereon, or any premium payable on any Note upon redemption thereof;

(3) change the Company’s obligation to pay additional amounts;

(4) change any Place of Payment where, or the currency in which, any Note or any premium or interest is denominated as payable;

(5) change the ranking of the Notes;

(6) amend the right to sue for the enforcement of any payment on or with respect to any Note;

(7) modify the Guarantees in any manner adverse to the Holders of the Notes, except as permitted by this Fourth Supplemental Indenture; or

(8) reduce the percentage in principal amount of Outstanding Notes required to consent to any supplemental indenture, any waiver of compliance with provisions of this Fourth Supplemental Indenture or specific defaults and their consequences provided for in this Fourth Supplemental Indenture, or otherwise modify the sections in this Fourth Supplemental Indenture relating to these consents.

For the avoidance of doubt, the Trustee shall not be responsible for making any determination as to whether or not the consent of Holders, or what percentage of such Holders, is required in connection with any amendment, supplement or waiver of any provision of the Base Indenture, this Fourth Supplemental Indenture, the Notes or the Guarantees.

It shall not be necessary for any Act of Holders under this Section 7.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding the foregoing, the provisions set forth under Section 6.2 hereof may be waived or modified with the consent of the Holders of a majority in aggregate principal amount of the Notes.

ARTICLE VIII

Miscellaneous

Section 8.1. Additional Guarantors Agreement to be Bound.

In accordance with Article IX of the Base Indenture, each Additional Guarantor, by its execution hereof, shall become a Guarantor under the Base Indenture and hereby agrees to provide an unconditional Guarantee on a joint and several basis with all of the Existing Guarantors, on the terms and subject to the conditions set forth in the Base Indenture including, but not limited to, Article IX thereof. Each Additional Guarantor shall be bound by all the provisions thereof as fully as if such Additional Guarantor were one of the original parties thereto.

Section 8.2. Execution as Supplemental Indenture.

This Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and this Fourth Supplemental Indenture and the Base Indenture shall henceforth be read together, and any conflict between the Base Indenture and this Fourth Supplemental Indenture shall be resolved as provided in Section 1.4 hereof.

Section 8.3. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.4. Separability Clause.

In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.5. Successors and Assigns.

All covenants and agreements in this Fourth Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 8.6. Execution and Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture and signature pages for all purposes.

Section 8.7. Governing Law.

This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

EnerSys, as Issuer

By:	/s/ Michael Schmidtlein
Name:	Michael Schmidtlein
Title:	Chief Financial Officer

EnerSys Capital Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

EnerSys Delaware Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

EnerSys Energy Products Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

Esfinco, LLC, as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

[Signature Page to Fourth Supplemental Indenture]

EnerSys Advanced Systems, Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

Purcell Systems, Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

Hawker Powersource, Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

Alpha Technologies Services, Inc., as Guarantor

By:	/s/ Thomas O’Neill
Name:	Thomas O’Neill
Title:	Treasurer

[Signature Page to Fourth Supplemental Indenture]

MUFG Union Bank, N.A., as Trustee

By:	/s/ Rafael R. Miranda
Name: Rafael R. Miranda
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]